PRESS RELEASE

AbbVie Reports Full-Year and Fourth-Quarter 2021 Financial Results

•Reports Full-Year Diluted EPS of $6.45 on a GAAP Basis, an Increase of 137.1 Percent; Adjusted Diluted EPS of $12.70, an Increase of 20.3 Percent

•Delivers Full-Year Net Revenues of $56.197 Billion on a GAAP Basis, an Increase of 22.7 Percent; Adjusted Net Revenues Were $56.122 Billion

•Full-Year Global Net Revenues from the Immunology Portfolio Were $25.284 Billion, an Increase of 14.1 Percent on a Reported Basis, or 13.5 Percent on an Operational Basis; U.S. Humira Net Revenues Were $17.330 Billion, an Increase of 7.6 Percent; Internationally, Humira Net Revenues Were $3.364 Billion, a Decrease of 9.6 Percent on a Reported Basis, or 12.8 Percent on an Operational Basis, Due to Biosimilar Competition; Global Skyrizi Net Revenues Were $2.939 Billion; Global Rinvoq Net Revenues Were $1.651 Billion

•Full-Year Global Net Revenues from the Hematologic Oncology Portfolio Were $7.228 Billion, an Increase of 8.7 Percent on a Reported Basis, or 8.3 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $5.408 Billion, an Increase of 1.8 Percent, with U.S. Net Revenues of $4.321 Billion and International Profit Sharing of $1.087 Billion; Global Venclexta Net Revenues Were $1.820 Billion

•Full-Year Global Net Revenues from the Neuroscience Portfolio Were $5.927 Billion; Global Botox Therapeutic Net Revenues Were $2.451 Billion; Vraylar Net Revenues Were $1.728 Billion

•Full-Year Global Net Revenues from the Aesthetics Portfolio Were $5.233 Billion; Global Botox Cosmetic Net Revenues Were $2.232 Billion

•Reports Fourth-Quarter Diluted EPS of $2.26 on a GAAP Basis, an Increase of Over 100.0 Percent; Adjusted Diluted EPS of $3.31, an Increase of 13.4 Percent

•Delivers Fourth-Quarter Net Revenues of $14.886 Billion, an Increase of 7.4 Percent on a GAAP Basis

•Provides 2022 GAAP Diluted EPS Guidance Range of $9.26 to $9.46; Provides 2022 Adjusted Diluted EPS Guidance Range of $14.00 to $14.20

NORTH CHICAGO, Ill., February 2, 2022 – AbbVie (NYSE:ABBV) announced financial results for the fourth quarter and full year ended December 31, 2021.

"We delivered another year of outstanding performance in 2021 with double-digit revenue and EPS growth that were well above our initial expectations," said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. "We are entering 2022 with significant momentum and expect our diverse set of growth assets, robust pipeline and excellent execution to deliver continued strong performance this year and over the long term."

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	1

Fourth-Quarter Results
•Worldwide net revenues were $14.886 billion, an increase of 7.4 percent on a reported basis, or 7.5 percent on an operational basis.
•Global net revenues from the immunology portfolio were $6.746 billion, an increase of 13.2 percent on a reported basis, or 13.3 percent on an operational basis.
◦Global Humira net revenues of $5.334 billion increased 3.5 percent on a reported and operational basis. U.S. Humira net revenues were $4.553 billion, an increase of 6.0 percent. Internationally, Humira net revenues were $781 million, a decrease of 9.1 percent on a reported basis, or 8.8 percent on an operational basis, due to biosimilar competition.
◦Global Skyrizi net revenues were $895 million.
◦Global Rinvoq net revenues were $517 million.
•Global net revenues from the hematologic oncology portfolio were $1.873 billion, an increase of 4.6 percent on a reported basis, or 4.7 percent on an operational basis.
◦Global Imbruvica net revenues were $1.385 billion, a decrease of 2.7 percent, with U.S. net revenues of $1.114 billion and international profit sharing of $271 million.
◦Global Venclexta net revenues were $488 million, an increase of 33.3 percent on a reported basis, or 34.0 percent on an operational basis.
•Global net revenues from the neuroscience portfolio were $1.654 billion, an increase of 19.0 percent on a reported and operational basis.
◦Global Botox Therapeutic net revenues were $671 million, an increase of 18.3 percent on a reported basis, or 18.1 percent on an operational basis.
◦Vraylar net revenues were $489 million, an increase of 21.8 percent.
◦Global Ubrelvy net revenues were $183 million.
•Global net revenues from the aesthetics portfolio were $1.407 billion, an increase of 23.3 percent on a reported basis, or 22.8 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $626 million, an increase of 27.0 percent on a reported basis, or 26.6 percent on an operational basis.
◦Global Juvederm net revenues were $432 million, an increase of 30.6 percent on a reported basis, or 29.8 percent on an operational basis.
•On a GAAP basis, the gross margin ratio in the fourth quarter was 71.0 percent. The adjusted gross margin ratio was 83.6 percent.
•On a GAAP basis, selling, general and administrative expense was 21.9 percent of net revenues. The adjusted SG&A expense was 22.2 percent of net revenues.
•On a GAAP basis, research and development expense was 12.3 percent of net revenues. The adjusted R&D expense was 12.1 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.
•On a GAAP basis, the operating margin in the fourth quarter was 34.1 percent. The adjusted operating margin was 49.3 percent.
•On a GAAP basis, net interest expense was $571 million.
•On a GAAP basis, the tax rate in the quarter was 5.3 percent. The adjusted tax rate was 12.5 percent.
•Diluted EPS in the fourth quarter was $2.26 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $3.31.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie confirmed prior revenue guidance of greater than $15 billion in combined Skyrizi (risankizumab) and Rinvoq (upadacitinib) risk-adjusted sales in 2025. AbbVie expects each asset to deliver risk-adjusted sales of greater than $7.5 billion in 2025. Skyrizi is part of a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•AbbVie announced that the U.S. Food and Drug Administration (FDA) approved Rinvoq for the treatment of moderate to severe atopic dermatitis (AD) in adults and children 12 years of age and older whose disease did not respond to previous treatment and is not well controlled with other pills or injections, including biologic medicines, or when use of other pills or injections is not recommended. The approval includes two dose strengths (15 mg and 30 mg, once daily) and is supported by efficacy and safety data from one of the largest registrational Phase 3 programs for AD with more than 2,500 patients evaluated across three studies. This milestone marked the third FDA-approved indication for Rinvoq.

•AbbVie announced the FDA approved Rinvoq (15 mg, once daily) for the treatment of adults with active psoriatic arthritis (PsA) who have had an inadequate response or intolerance to one or more tumor necrosis factor (TNF) blockers. The approval is supported by two Phase 3 clinical studies where Rinvoq showed efficacy across multiple measures of disease activity in active PsA with a safety profile consistent with that seen in rheumatoid arthritis (RA). This milestone marked the second FDA-approved indication for Rinvoq.

•AbbVie announced the FDA approved Skyrizi for the treatment of adults with active PsA. The approval is supported by two Phase 3 clinical studies where Skyrizi demonstrated significant improvement in joint symptoms, including swollen, tender and painful joints, compared to placebo. This milestone marked the second FDA-approved indication for Skyrizi.

•AbbVie announced the European Commission (EC) approved Skyrizi alone or in combination with methotrexate (MTX), for the treatment of active PsA in adults who have had an inadequate response or who have been intolerant to one or more disease-modifying anti-rheumatic drugs (DMARDs). The positive opinion is based on data from two pivotal Phase 3 studies which evaluated the efficacy and safety of Skyrizi in adults with active PsA and marks Skyrizi’s second indication in the European Union (EU).

•AbbVie announced that it submitted applications to the FDA and European Medicines Agency (EMA) seeking approval for Rinvoq (15 mg, once daily) for the treatment of adults with active non-radiographic axial spondyloarthritis (nr-axSpA). The submissions are supported by the Phase 3 SELECT-AXIS 2 (study 2) clinical trial in which Rinvoq demonstrated significant improvements in signs and symptoms as well as physical function and disease activity versus placebo. No new safety risks were observed compared to the known safety profile of Rinvoq. In addition, AbbVie requested label enhancements for Rinvoq in the EU to include adult patients with active AS who had an inadequate response to biologic DMARDs, based on newly generated clinical data. These data were also provided to the FDA in support of the agency’s ongoing review of the supplemental New Drug Application (sNDA) for Rinvoq in AS.

•AbbVie announced that it submitted an application to the EMA seeking approval for Skyrizi (600 mg intravenous induction and 360 mg subcutaneous maintenance therapy) for the treatment of patients 16 years and older with moderate to severe Crohn’s disease (CD). The submission is supported by three pivotal Phase 3 studies in which Skyrizi demonstrated significant improvements in clinical remission and endoscopic response as both induction and maintenance therapy. The overall safety findings in these pivotal studies were generally consistent with the known safety profile of Skyrizi. If approved, CD will mark the third indication for Skyrizi in the EU.

•AbbVie announced positive top-line results from the Phase 3 induction study, U-EXCEED, which showed Rinvoq (45 mg, once daily) achieved both primary endpoints of clinical remission and endoscopic response at week 12 as well as key secondary endpoints in patients with moderate to severe CD. The safety results in this study were consistent with the known profile of Rinvoq, with no new safety risks observed. U-EXCEED is the first of two Phase 3 induction studies to evaluate the safety and efficacy of Rinvoq in adults with moderate to severe CD and full results from the study will be presented at a future medical meeting and submitted for publication in a peer-reviewed journal.

Recent Events (Continued)

•At the American College of Rheumatology’s (ACR) annual meeting, AbbVie shared 38 abstracts from across its rheumatology portfolio that underscored AbbVie's commitment to advancing its portfolio of medicines to help more people living with rheumatic diseases. Highlights included new efficacy data on Rinvoq in people with active PsA and axial involvement, new long-term analysis evaluating the sustainability of response to Rinvoq among patients with RA as well as efficacy and safety data from the KEEPsAKE 1 and KEEPsAKE 2 trials evaluating Skyrizi in adults with PsA treated through 24 weeks.

•AbbVie announced that the FDA granted Breakthrough Therapy Designation (BTD) to investigational telisotuzumab vedotin (Teliso-V) for the treatment of patients with advanced/metastatic epidermal growth factor receptor (EGFR) wild type, nonsquamous non-small cell lung cancer (NSCLC) with high levels of c-Met overexpression whose disease has progressed on or after platinum-based therapy. The BTD is supported by interim data from the ongoing Phase 2 LUMINOSITY study and a Phase 3 study is planned to begin in the first half of 2022.

•At the American Society of Hematology Annual Meeting (ASH), AbbVie presented results from nearly 30 abstracts across 8 types of cancer. Highlights included data from the Phase 2 CAPTIVATE and Phase 3 GLOW studies evaluating minimal residual disease (MRD) and disease-free survival outcomes with fixed duration treatment in patients with chronic lymphocytic leukemia (CLL)/small lymphocytic leukemia (SLL) who received the Imbruvica (ibrutinib) + Venclexta (venetoclax) combination regimen; results from several studies evaluating Venclexta in approved and investigational indications; as well as data evaluating ABBV-383, epcoritamab and lemzoparlimab. Venetoclax is being developed by AbbVie and Roche and is jointly commercialized by AbbVie and Genentech, a member of the Roche Group, in the U.S. and by AbbVie outside of the U.S. Imbruvica is jointly developed and commercialized with Janssen Biotech, Inc. Epcoritamab is being co-developed by Genmab and AbbVie. Lemzoparlimab is being developed through a collaboration with AbbVie and I-Mab.

•Allergan Aesthetics announced the successful completion of its acquisition of Soliton, Inc. The addition of Soliton and its technology complements Allergan Aesthetics' portfolio of non-invasive body contouring treatments to now include a proven treatment for the appearance of cellulite.

•At the American Society for Dermatologic Surgery meeting, Allergan Aesthetics presented 6 abstracts from its leading portfolio of aesthetic treatments and products, which highlighted its approach to innovative science and commitment to bring new and impactful treatments to customers and patients globally. Highlights included two Botox Cosmetic (OnabotulinumtoxinA) abstracts that were recognized as “Best of Cosmetic Oral Abstracts”.

•AbbVie announced the FDA approved Vuity (pilocarpine HCl ophthalmic solution) 1.25% for the treatment of presbyopia, commonly known as age-related blurry near vision, in adults. Vuity is the first and only FDA-approved eye drop to treat this common and progressive eye condition that affects nearly half of the U.S. adult population. The approval is supported by two pivotal Phase 3 studies that demonstrated Vuity works in as early as 15 minutes and lasts for up to 6 hours, as measured on day 30, to improve near and intermediate vision without impacting distance vision.

•At the American Academy of Ophthalmology Annual Meeting (AAO), AbbVie presented new data from its leading eye care portfolio. Highlights included new pooled post-hoc analyses and patient-reported outcomes of Vuity 1.25%, analyses on Durysta (bimatoprost intracameral implant) and 3 real-world data studies on the glaucoma patient journey.

•AbbVie announced that it has extended its preclinical oncology research collaboration agreement with the University of Chicago through 2025. Under the agreement, the organizations will continue working together to advance research in several areas, focusing on oncology, and AbbVie gains an option for an exclusive license to certain University of Chicago discoveries made as part of the collaboration.

Full-Year 2022 Outlook
AbbVie is issuing its GAAP diluted EPS guidance for the full-year 2022 of $9.26 to $9.46. AbbVie expects to deliver adjusted diluted EPS for the full-year 2022 of $14.00 to $14.20. The company’s 2022 adjusted diluted EPS guidance excludes $4.74 per share of intangible asset amortization expense, non-cash charges for contingent consideration adjustments and other specified items.
About AbbVie
AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology, women's health and gastroenterology, in addition to products and services across its Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.
Conference Call
AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our fourth-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.
Non-GAAP Financial Results
Financial results for 2021 and 2020 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2022 financial guidance is also being provided on both a reported and a non-GAAP basis.
Forward-Looking Statements
Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the failure to realize the expected benefits of AbbVie’s acquisition of Allergan or to promptly and effectively integrate Allergan’s business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2020 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Frank Benenati	Liz Shea
(224) 668-4169	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended December 31, 2021
(Unaudited)

				% Change vs. 4Q20
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$11,677	$3,209	$14,886	9.5%	0.5%	7.4%	0.9%	7.5%
Immunology	5,696	1,050	6,746	14.2	8.3	13.2	9.0	13.3
Humira	4,553	781	5,334	6.0	(9.1)	3.5	(8.8)	3.5
Skyrizi	761	134	895	68.6	82.1	70.5	84.8	70.9
Rinvoq	382	135	517	57.1	>100.0	84.4	>100.0	85.2

Hematologic Oncology	1,363	510	1,873	(0.7)	22.5	4.6	23.1	4.7
Imbruvica[b]	1,114	271	1,385	(4.3)	4.6	(2.7)	4.6	(2.7)
Venclexta	249	239	488	19.4	51.8	33.3	53.5	34.0

Aesthetics	877	530	1,407	21.1	27.1	23.3	25.8	22.8
Botox Cosmetic	397	229	626	31.3	20.3	27.0	19.3	26.6
Juvederm Collection	180	252	432	22.8	36.8	30.6	35.3	29.8
Other Aesthetics	300	49	349	9.1	15.3	9.9	13.9	9.7

Neuroscience	1,440	214	1,654	21.1	7.1	19.0	7.0	19.0
Botox Therapeutic	561	110	671	18.9	15.4	18.3	14.1	18.1
Vraylar	489	—	489	21.8	n/a	21.8	n/a	21.8
Duodopa	29	99	128	0.1	(2.0)	(1.5)	(0.7)	(0.5)
Ubrelvy	183	—	183	>100.0	n/a	>100.0	n/a	>100.0
Other Neuroscience	178	5	183	(19.9)	42.0	(18.9)	34.3	(19.0)

Eye Care	672	288	960	7.6	(4.7)	3.6	(3.8)	3.9
Lumigan/Ganfort	72	77	149	6.2	(9.2)	(2.4)	(9.0)	(2.3)
Alphagan/Combigan	102	39	141	9.0	(4.3)	4.9	(3.6)	5.1
Restasis	350	14	364	4.9	28.1	5.7	32.8	5.9
Other Eye Care	148	158	306	14.2	(4.8)	3.6	(3.7)	4.2

Women's Health	216	7	223	(12.5)	(18.4)	(12.7)	(22.1)	(12.8)
Lo Loestrin	123	5	128	(10.6)	16.1	(10.0)	9.9	(10.1)
Orilissa/Oriahnn	37	2	39	3.6	44.1	4.8	37.2	4.6
Other Women's Health	56	—	56	(24.2)	(75.9)	(26.2)	(75.8)	(26.2)

Other Key Products	1,146	283	1,429	0.9	(8.6)	(1.1)	(6.8)	(0.7)
Mavyret	197	230	427	(10.9)	(11.6)	(11.3)	(9.4)	(10.1)
Creon	327	—	327	7.8	n/a	7.8	n/a	7.8
Lupron	148	44	192	6.1	5.4	6.0	5.5	6.0
Linzess/Constella	278	9	287	0.1	20.4	0.6	17.4	0.5
Synthroid	196	—	196	0.9	n/a	0.9	n/a	0.9
a    "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b    Reflects profit sharing for Imbruvica international revenues.
n/a = not applicable

AbbVie Inc.
Key Product Revenues
Twelve Months Ended December 31, 2021
(Unaudited)

				% Change vs. 12M20
	Net Revenues (in millions)			Reported			Comparable Operational[a,b]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	U.S.	Int’l.	Total
ADJUSTED NET REVENUES[c]	$43,435	$12,687	$56,122	24.6%	16.1%	22.6%	12.3%	4.7%	10.5%
Immunology	21,087	4,197	25,284	16.2	4.8	14.1	16.2	1.2	13.5
Humira	17,330	3,364	20,694	7.6	(9.6)	4.3	7.6	(12.8)	3.7
Skyrizi	2,486	453	2,939	79.6	>100.0	84.9	79.6	>100.0	84.0
Rinvoq	1,271	380	1,651	94.8	>100.0	>100.0	94.8	>100.0	>100.0

Hematologic Oncology	5,255	1,973	7,228	2.8	28.0	8.7	2.8	26.2	8.3
Imbruvica[d]	4,321	1,087	5,408	0.4	7.7	1.8	0.4	7.7	1.8
Venclexta	934	886	1,820	16.1	66.2	36.1	16.1	60.9	34.0

Aesthetics	3,350	1,883	5,233	>100.0	>100.0	>100.0	44.7	52.2	47.3
Botox Cosmetic*	1,424	808	2,232	>100.0	90.0	>100.0	57.4	42.6	51.8
Juvederm Collection*	658	877	1,535	>100.0	>100.0	>100.0	53.6	61.3	57.9
Other Aesthetics*	1,268	198	1,466	90.2	>100.0	93.0	29.2	56.9	32.1

Neuroscience	5,061	866	5,927	76.8	36.7	69.5	23.0	10.6	21.1
Botox Therapeutic*	2,012	439	2,451	74.3	89.0	76.7	20.5	22.8	20.9
Vraylar*	1,728	—	1,728	81.7	n/a	81.7	24.5	n/a	24.5
Duodopa	102	409	511	(1.0)	4.6	3.4	(1.0)	(0.1)	(0.3)
Ubrelvy*	552	—	552	>100.0	n/a	>100.0	>100.0	n/a	>100.0
Other Neuroscience*	667	18	685	26.3	77.4	27.2	(17.7)	14.2	(17.2)

Eye Care	2,403	1,164	3,567	65.9	58.2	63.3	5.6	2.2	4.5
Lumigan/Ganfort*	273	306	579	64.7	44.1	53.1	(0.1)	(10.2)	(5.6)
Alphagan/Combigan*	373	156	529	66.5	52.5	62.1	5.7	1.7	4.5
Restasis*	1,234	56	1,290	63.3	75.3	63.8	4.1	24.9	4.9
Other Eye Care*	523	646	1,169	72.7	66.1	69.0	12.9	7.6	10.0

Women's Health	771	25	796	19.1	(1.6)	18.3	(16.0)	(33.7)	(16.6)
Lo Loestrin*	423	14	437	21.9	43.3	22.5	(18.5)	(4.9)	(18.2)
Orilissa/Oriahnn	139	6	145	15.4	57.7	16.7	15.4	47.6	16.4
Other Women's Health*	209	5	214	16.2	(57.5)	11.7	(24.8)	(73.9)	(27.7)

Other Key Products	4,322	1,167	5,489	10.3	(3.9)	6.9	2.8	(7.1)	0.6
Mavyret	754	956	1,710	(4.0)	(8.5)	(6.5)	(4.0)	(10.8)	(7.8)
Creon	1,191	—	1,191	6.9	n/a	6.9	6.9	n/a	6.9
Lupron	604	179	783	0.5	18.0	4.0	0.5	15.0	3.4
Linzess/Constella*	1,006	32	1,038	55.1	77.3	55.7	8.0	9.9	8.1
Synthroid	767	—	767	(0.6)	n/a	(0.6)	(0.6)	n/a	(0.6)
a    "Comparable Operational" comparisons include full-period current year and prior year results for Allergan products, as if the acquisition closed on January 1, 2019, and are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b    All historically reported Allergan revenues have been recast to conform to AbbVie's revenue recognition accounting policies and reporting conventions for certain rebates and discounts. Historically reported Allergan revenues also exclude Zenpep and Viokace product revenues, which were both divested as part of the acquisition, as well as specified items.
c    Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.
d    Reflects profit sharing for Imbruvica international revenues.
* Represents product(s) acquired as part of the Allergan acquisition.
n/a = not applicable

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Twelve Months Ended December 31, 2021 and 2020
(Unaudited) (In millions, except per share data)

	Fourth Quarter Ended December 31		Twelve Months Ended December 31
	2021	2020	2021	2020
Net revenues	$14,886	$13,858	$56,197	$45,804
Cost of products sold	4,320	4,684	17,446	15,387
Selling, general and administrative	3,260	3,231	12,349	11,299
Research and development	1,827	1,890	7,084	6,557
Acquired in-process research and development	405	300	962	1,198
Other operating expense, net	—	—	432	—
Total operating costs and expenses	9,812	10,105	38,273	34,441

Operating earnings	5,074	3,753	17,924	11,363

Interest expense, net	571	618	2,384	2,280
Net foreign exchange loss	16	17	51	71
Other expense, net	216	4,625	2,500	5,614
Earnings (loss) before income tax expense	4,271	(1,507)	12,989	3,398
Income tax expense (benefit)	226	(1,545)	1,440	(1,224)
Net earnings	4,045	38	11,549	4,622
Net earnings attributable to noncontrolling interest	1	2	7	6
Net earnings attributable to AbbVie Inc.	$4,044	$36	$11,542	$4,616

Diluted earnings per share attributable to AbbVie Inc.	$2.26	$0.01	$6.45	$2.72

Adjusted diluted earnings per share[a]	$3.31	$2.92	$12.70	$10.56

Weighted-average diluted shares outstanding	1,778	1,776	1,777	1,673

a     Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Weighted-average diluted shares outstanding includes the effect of dilutive securities.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended December 31, 2021
(Unaudited) (In millions, except per share data)

1.    Specified items impacted results as follows:

	4Q21
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$4,271	$4,044	$2.26
Adjusted for specified items:
Intangible asset amortization	1,806	1,490	0.84
Acquisition and integration costs	(191)	(212)	(0.12)
Acquired IPR&D	405	405	0.23
Change in fair value of contingent consideration	232	232	0.13
Litigation matters	200	167	0.09
Impacts related to tax law changes	—	(265)	(0.15)
Other	41	58	0.03
As adjusted (non-GAAP)	$6,764	$5,919	$3.31
 a Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect a recovery of certain Allergan acquisition-related regulatory fees partially offset by Allergan-related integration costs and Soliton acquisition costs. Acquired IPR&D represents initial costs to acquire rights to in-process R&D projects through R&D collaborations, licensing arrangements or other asset acquisitions. Other primarily includes COVID-19 related expenses and tax related items.
2.    The impact of the specified items by line item was as follows:

	4Q21
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other expense, net
As reported (GAAP)	$4,320	$3,260	$1,827	$405	$216
Adjusted for specified items:
Intangible asset amortization	(1,806)	—	—	—	—
Acquisition and integration costs	(43)	250	(16)	—	—
Acquired IPR&D	—	—	—	(405)	—
Change in fair value of contingent consideration	—	—	—	—	(232)
Litigation matters	—	(200)	—	—	—
Other	(23)	(3)	(13)	—	(2)
As adjusted (non-GAAP)	$2,448	$3,307	$1,798	$—	$(18)
3.    The adjusted tax rate for the fourth quarter of 2021 was 12.5 percent, as detailed below:

	4Q21
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$4,271	$226	5.3%
Specified items	2,493	618	24.8%
As adjusted (non-GAAP)	$6,764	$844	12.5%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended December 31, 2020
(Unaudited) (In millions, except per share data)

1.    Specified items impacted results as follows:

	4Q20
	Earnings (Loss)		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$(1,507)	$36	$0.01
Adjusted for specified items:
Intangible asset amortization	1,838	1,444	0.81
Acquisition and integration costs	467	399	0.22
Milestones and other R&D expenses	48	39	0.02
Acquired IPR&D	300	296	0.16
Change in fair value of contingent consideration	4,675	4,671	2.63
Tax audit settlements	—	(140)	(0.08)
Impacts related to tax law changes	—	(1,492)	(0.84)
Other	92	(28)	(0.01)
As adjusted (non-GAAP)	$5,913	$5,225	$2.92
 a Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs and amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations. Acquired IPR&D represents initial costs to acquire rights to in-process R&D projects through R&D collaborations, licensing arrangements or other asset acquisitions. Other primarily includes tax related items and COVID-19 related expenses.
2.    The impact of the specified items by line item was as follows:

	4Q20
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other expense, net
As reported (GAAP)	$4,684	$3,231	$1,890	$300	$4,625
Adjusted for specified items:
Intangible asset amortization	(1,838)	—	—	—	—
Acquisition and integration costs	(272)	(126)	(69)	—	—
Milestones and other R&D expenses	—	—	(48)	—	—
Acquired IPR&D	—	—	—	(300)	—
Change in fair value of contingent consideration	—	—	—	—	(4,675)
Other	(51)	(16)	(22)	—	(3)
As adjusted (non-GAAP)	$2,523	$3,089	$1,751	$—	$(53)
3.    The adjusted tax rate for the fourth quarter of 2020 was 11.6 percent, as detailed below:

	4Q20
	Pre-tax earnings (loss)	Income taxes	Tax rate
As reported (GAAP)	$(1,507)	$(1,545)	102.5%
Specified items	7,420	2,231	30.1%
As adjusted (non-GAAP)	$5,913	$686	11.6%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Twelve Months Ended December 31, 2021
(Unaudited) (In millions, except per share data)

1.    Specified items impacted results as follows:

	12M21
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$12,989	$11,542	$6.45
Adjusted for specified items:
Intangible asset amortization	7,718	6,419	3.60
Acquisition and integration costs	344	215	0.12
Milestones and other R&D expenses	359	307	0.17
Acquired IPR&D	962	948	0.53
Calico collaboration	500	500	0.28
Change in fair value of contingent consideration	2,679	2,677	1.50
Litigation matters	307	253	0.14
Impacts related to tax law changes	—	(265)	(0.15)
Other	88	100	0.06
As adjusted (non-GAAP)	$25,946	$22,696	$12.70
 a Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect Allergan integration costs, Soliton acquisition costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition partially offset by a recovery of certain Allergan acquisition-related regulatory fees. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of FDA priority review vouchers from third parties. Acquired IPR&D represents initial costs to acquire rights to in-process R&D projects through R&D collaborations, licensing arrangements or other asset acquisitions. Other primarily includes COVID-19 related expenses, restructuring charges associated with streamlining global operations and tax related items, offset by milestone revenue under an existing collaboration agreement.
2.    The impact of the specified items by line item was as follows:

	12M21
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense, net	Other expense, net
As reported (GAAP)	$56,197	$17,446	$12,349	$7,084	$962	$432	$2,500
Adjusted for specified items:
Intangible asset amortization	—	(7,718)	—	—	—	—	—
Acquisition and integration costs	—	(215)	(25)	(104)	—	—	—
Milestones and other R&D expenses	—	—	—	(359)	—	—	—
Acquired IPR&D	—	—	—	—	(962)	—	—
Calico collaboration	—	—	—	—	—	(500)	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(2,679)
Litigation matters	—	—	(307)	—	—	—	—
Other	(75)	(88)	(53)	(103)	—	68	13
As adjusted (non-GAAP)	$56,122	$9,425	$11,964	$6,518	$—	$—	$(166)
3.    The adjusted tax rate for the full-year 2021 was 12.5 percent, as detailed below:

	12M21
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$12,989	$1,440	11.1%
Specified items	12,957	1,803	13.9%
As adjusted (non-GAAP)	$25,946	$3,243	12.5%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Twelve Months Ended December 31, 2020
(Unaudited) (In millions, except per share data)

1.    Specified items impacted results as follows:

	12M20
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$3,398	$4,616	$2.72
Adjusted for specified items:
Intangible asset amortization	5,805	4,805	2.87
Acquisition and integration costs	3,366	3,023	1.81
Milestones and other R&D expenses	273	241	0.14
Acquired IPR&D	1,198	1,194	0.71
Change in fair value of contingent consideration	5,753	5,749	3.43
Tax audit settlements	—	(200)	(0.12)
Impacts related to tax law changes	—	(1,689)	(1.02)
Other	239	42	0.02
As adjusted (non-GAAP)	$20,032	$17,781	$10.56
 a Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect transaction and financing costs, compensation expense and other integration costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Acquired IPR&D represents initial costs to acquire rights to in-process R&D projects through R&D collaborations, licensing arrangements or other asset acquisitions. Other primarily includes tax related items and COVID-19 related charitable contributions and expenses.
2.    The impact of the specified items by line item was as follows:

	12M20
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$45,804	$15,387	$11,299	$6,557	$1,198	$2,280	$71	$5,614
Adjusted for specified items:
Intangible asset amortization	—	(5,805)	—	—	—	—	—	—
Acquisition and integration costs	—	(1,292)	(1,416)	(384)	—	(274)	—	—
Milestones and other R&D expenses	—	—	—	(273)	—	—	—	—
Acquired IPR&D	—	—	—	—	(1,198)	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	—	(5,753)
Other	(20)	(115)	(80)	(70)	—	—	9	(3)
As adjusted (non-GAAP)	$45,784	$8,175	$9,803	$5,830	$—	$2,006	$80	$(142)
3.    The adjusted tax rate for the full-year 2020 was 11.2 percent, as detailed below:

	12M20
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,398	$(1,224)	(36.0)%
Specified items	16,634	3,469	20.9%
As adjusted (non-GAAP)	$20,032	$2,245	11.2%